Exhibit 3.1

SIXTH AMENDMENT TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

This Sixth Amendment (the “Amendment”) to the Second Amended and Restated Limited Liability Company Operating Agreement, of BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Company”), is made dated as of the 3rd day of May, 2013.

BACKGROUND

A. The Company and its Members entered into a Second Amended and Restated Operating Agreement, dated as of July 13, 2009, as amended by a First Amendment thereto dated as of August 19, 2010, a Second Amendment thereto dated as of May 31, 2011, a Third Amendment thereto dated as of January 25, 2013, a Fourth Amendment thereto dated as of February 12, 2013, and a Fifth Amendment thereto, dated as of April 9, 2013 (as so amended and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Operating Agreement”).

B. The Company desires to amend the Operating Agreement.

C. Pursuant to, and in accordance with, Section 17.2 of the Operating Agreement, the Board, including the affirmative vote of the Platinum Manager, has consented to the amendments set forth herein.

D. Pursuant to, and in accordance with Section 5.4(b) of the Operating Agreement, the Platinum Manager has consented to the terms of the Units as set forth in this Amendment.

NOW, THEREFORE, with the foregoing Background deemed incorporated by reference herein and for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement.

2. The definition of “Class E Preferred Return” in Section 1.1 of the Operating Agreement shall be amended to read as follows:

“Class E Preferred Return” means, with respect to any Class E Preferred Unit, an amount equal to a twenty percent (20%) per annum return on the Unreturned Class E Capital balance attributable to such Class E Preferred Unit, provided that if the Unreturned Class E Capital with respect to such Unit is not paid in full on or before March 24, 2014, the Class E Preferred Return with respect to such Class E Preferred Unit shall be an amount equal to thirty-six percent (36%) from and after March 25, 2014.

3. The definition of “Excused Persons” in Section 1.1 of the Operating Agreement shall be amended to read as follows:

“Excused Persons” means, collectively, Platinum, Platinum’s general partner, any Platinum Affiliate, any Platinum Manager or any Platinum Observer, any Class E Member, and any Class E Member Affiliate.

4. The definition of “Unreturned Class E Capital” in Section 1.1 of the Operating Agreement shall be amended to read as follows:

“Unreturned Class E Capital” means, with respect to each Class E Preferred Unit issued from time to time, an amount equal to the Capital Contribution contributed in exchange for the issuance of such Class E Preferred Unit, and for such purpose (i) the contribution, as of January 25, 2013, of the previously outstanding Class D Preferred Units shall (for clarity) be valued at the sum of the $43,028,000, subject to final adjustment as determined by the Company’s accountants, (ii) Capital Contributions made by a person in exchange for an issuance to such person of both Class E Preferred Units and Class B Units simultaneously, including those made prior to the date hereof, shall be treated as Unreturned Class E Capital (with no reduction for “attribution” of any such Capital Contribution to the Class B Units), (iii) Class E Preferred Units issued quarterly as payment-in-kind of the Class E Preferred Return shall be treated as having been purchased for the face amount of the Class E Preferred Units thus issued, so that, for example, payment of $1,000 of accrued Class E Preferred Return by the issuance of 1,000 Class E Preferred Units with a face amount of $1.00 each shall result in the initial Unreturned Class E Capital of such Class E Preferred Units being equal to $1,000, and (iv) the Unreturned Class E Capital of any given issuance of Class E Preferred Units shall also be subject to adjustments as may be agreed to by the Company and purchaser of such Class E Preferred Units. The Unreturned Class E Capital attributable to a Class E Preferred Unit shall be reduced for distributions with respect to such Unit under Section 11.1(c)(ii) of the Operating Agreement.

5. The following definition is hereby added in Section 1.1 of the Operating Agreement:

“New Mountain” shall mean New Mountain Finance Holdings, LLC, a Delaware limited liability company, or its successors or assigns.

6. The following provision is hereby added as Section 5.4(d) of the Operating Agreement:

“(d) For so long as any Class E Preferred Units are outstanding, the Company shall not, without the written consent of the Class E Members, which such consent may be provided or denied in the sole discretion of such Class E Members, issue any equity instruments, including any additional classes of preferred units, that have or enjoy rights, privileges, or priorities that are equal or superior to the rights, privileges, or priorities of the Class E Preferred Units.

7. The following sentence shall be added at the end of Section 6.1 of the Operating Agreement:

“For so long as New Mountain owns any Class E Preferred Units, New Mountain shall have the right to appoint one (1) Observer to the Board with all of the rights and privileges of an Observer as set forth in this Section 6.1; provided, however, that the New Mountain Observer may exercise his or her rights as an Observer only in the event that the Company does not file an

Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Reports on Form 8-K, or other required reports, with the U.S. Securities and Exchange Commission prior to the deadlines for such filings set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (with such extensions as permitted by Rule 12b-25 under the Exchange Act).”

8. The following provisions shall be added as a separate paragraph at the end of Section 11.1(c) of the Operating Agreement, following Section 11.1(c)(vii):

“Notwithstanding anything else contained in this Agreement to the contrary, the Company may pay the Class E Preferred Return by means of a payment-in-kind issuance of additional Class E Preferred Units, with each Class E Preferred Unit thus issued to have a face amount and Unreturned Class E Capital amount of $1.00 each; and the issuance of one such Class E Preferred Unit shall be deemed payment of $1.00 of accrued and unpaid Class E Preferred Return. For clarity, an issuance of such Class E Preferred Units will constitute payment of the relevant accrued and unpaid Class E Preferred Return for purposes of Section 11.1(c)(i) above, and the recipient of such Class E Preferred Unit shall instead be entitled to a payment of an equivalent amount under Section 11.1(c)(ii) above in respect of the Unreturned Class E Capital attributable to such newly received Unit. The Company will be deemed to have made a payment in kind of the Class E Preferred Return by issuance of Class E Preferred Units on the last day of each calendar quarter, and the holders of Class E Preferred Units, will be deemed to have received such payment in kind and such Class E Preferred Units, automatically, without any further action needed on the part of the Company or such a holder, unless the Company, in its sole discretion, with the consent of the Platinum Manager, elects to pay the Class E Preferred Return in cash. The Company shall amend its books and records to reflect each such issuance of Class E Preferred Units.”

9. Paragraph 10 of the Third Amendment shall be replaced with the following:

“The Company hereby covenants and agrees that, with the unanimous consent of the Board, including the affirmative vote of the Platinum Manager, in exchange for Capital Contributions made from time to time by such Persons as the Board, including the affirmative vote of the Platinum Manager, shall approve, the Company shall issue Class E Preferred Units and Class B Units, provided that the aggregate amount of Class E Preferred Units issued by the Company shall not exceed Ninety-Five Million Dollars ($95,000,000), calculated by excluding all Class E Preferred Units issued as payment in kind of the Class E Preferred Return, and the number of Class B Units issued by the Company in connection with the issuance of such Class E Preferred Units shall not exceed in the aggregate three million and eight hundred thousand (3,800,000).”

10. New Mountain, upon its execution of the Joinder to the Operating Agreement, is admitted as a Member of the Company as a Class E Member.

11. Except as modified by this Amendment, the Operating Agreement shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, pursuant to, and in accordance with, the authority granted by Section 17.2 of the Operating Agreement, and at the direction of the Board, including the Platinum Manager, the undersigned on behalf of the Company has executed this Amendment the day and year first above written.

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	President/CEO